EX.d.4

FORM OF INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”), dated as of May 27, 2010, is by and between Columbia Acorn Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company (“CAT”) and Columbia Wanger Asset Management, LLC, a Delaware limited liability company (“Columbia WAM”) registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

1.	Engagement of Columbia WAM.

The Board of Trustees (the “Trustees”) of CAT (the “Board”), including a majority of independent trustees, on behalf of CAT, appoints Columbia WAM to furnish investment advisory and other services to CAT for each of its series listed in Schedule A attached hereto (each, a “Fund,” and collectively, the “Funds”) and to such other series of CAT hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter “Funds” shall refer to each Fund which is subject to this Agreement), and Columbia WAM accepts that appointment, for the period and on the terms set forth in this Agreement.

If CAT establishes one or more series in addition to the Funds named above with respect to which it desires to retain Columbia WAM as investment adviser hereunder, and if Columbia WAM is willing to provide such services under this Agreement, CAT and Columbia WAM may add such new series to this Agreement, by written supplement to this Agreement. Such supplement shall include a schedule of compensation to be paid to Columbia WAM by CAT with respect to such series and such other modifications of the terms of this Agreement with respect to such series as CAT and Columbia WAM may agree. Upon execution of such a supplement by CAT and Columbia WAM, that series will become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds named above, except as modified by the supplement.

2.	Services of Columbia WAM.

(a) Investment Management.

(i) Subject to the overall supervision and control of the Board, Columbia WAM shall have supervisory responsibility for the general management and investment of the Funds’ assets and will endeavor to preserve the autonomy of CAT. Columbia WAM will remain a direct or indirect wholly-owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise”) (or its successor) as a Chicago-based management firm. Columbia WAM shall comply with the 1940 Act and with all applicable rules and regulations of the Securities and Exchange Commission (“SEC”), the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies, the investment policies and restrictions, portfolio transaction policies and the other statements concerning the Funds in CAT’s agreement and declaration of trust, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), and policy decisions and procedures adopted by the Board from time to time.

(ii) Investment Operations. Columbia WAM will maintain the investment philosophy and research that the Chicago-based management deems appropriate; its research activities will be separate and dedicated solely to Columbia WAM and it will maintain its own domestic and international trading activities. Columbia WAM will use its best efforts to maintain information systems that will provide timely and uninterrupted operating information and data consistent with all regulatory and compliance requirements. The Chicago-based management will have the responsibility and considerable latitude to recruit and compensate (on a competitive basis) investment management personnel and to control travel budgets for analysts consistent with its operational and strategic plans while subject to the approval of the management of Ameriprise.

(iii) Brokerage. Columbia WAM is authorized to make the decisions to buy and sell securities and other assets for the Funds, to place the Funds’ portfolio transactions with broker-dealers, and to negotiate the terms of such transactions including brokerage commissions on brokerage transactions, on behalf of the Funds. Columbia WAM is authorized to exercise discretion within CAT’s policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in so doing shall not be required to make any reduction in its investment advisory fees. CAT hereby authorizes any entity or person associated with Columbia WAM or its affiliates that is a member of a national securities exchange to effect any transaction on the exchange for the account of a Fund to the extent permitted by and in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder. CAT hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(iv).

Columbia WAM shall use its best efforts to seek to obtain the best overall terms available for portfolio transactions for each Fund. In assessing the best overall terms available for any transaction, Columbia WAM shall consider all relevant factors, including but not limited to the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any), the operational efficiency with which transactions are effected (taking into account the size of order and difficulty of execution, the financial strength, integrity and stability of the broker), the Funds’ risk in positioning a block of securities, the quality, comprehensiveness and frequency of valuable research services, the breadth in the market for the security, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Exchange Act, Columbia WAM shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Columbia WAM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Columbia WAM’s (or its affiliates’) overall responsibilities with respect to CAT and to its other clients as to which it exercises investment discretion. Columbia WAM shall have the authority to enter into commission sharing agreements (“CSAs”) in connection with its best efforts to seek the best overall portfolio trading for the Funds.

Columbia WAM may, where it deems it to be advisable, aggregate orders with other securities of the same type to be sold or purchased by one or more Funds with like orders on behalf of other clients of Columbia WAM (as well as clients of other investment advisers affiliated with Columbia WAM, in the event that Columbia WAM and such affiliated investment advisers share common trading facilities). In such event, Columbia WAM (or Columbia WAM and its affiliated advisers, as the case may be) will allocate the shares so sold or purchased, as well as the expenses incurred in the transaction, in a manner it (or it and they) consider to be equitable and fair and consistent with its (or its or their) fiduciary obligations to clients.

(b) Reports and Information. Columbia WAM shall furnish to the Board periodic reports on the investment strategy and performance of the Funds and such additional reports and information as the Board or the officers of CAT may reasonably request. CAT shall furnish or otherwise make available to Columbia WAM such copies of financial statements, proxy statements, reports, and other information relating to the business and affairs of each Fund as Columbia WAM may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

(c) Regulatory Filings.

(i) Columbia WAM agrees that it shall furnish to domestic and/or foreign regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by them in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

(ii) Columbia WAM shall make all filings with the SEC required of it pursuant to Section 13 of the Exchange Act with respect to its duties as are set forth herein. Columbia WAM also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of CAT due to the activities of Columbia WAM. Columbia WAM shall coordinate with CAT and Funds’ counsel as appropriate with respect to the making of such filings.

(iii) Columbia WAM shall make all filings with the regulatory authorities of foreign jurisdictions as may be required by CAT due to the activities of Columbia WAM. Columbia WAM shall coordinate with CAT and Funds’ counsel as appropriate with respect to the making of such filings.

(d) Customers of Financial Institutions. It is understood that Columbia WAM may, but shall not be obligated to, make payments from its own resources to financial institutions (which may include banks, broker-dealers, recordkeepers, administrators and others) that provide, either directly or through agents, administrative and other services with respect to shareholders who are customers of such institutions, including establishing shareholder accounts, assisting CAT’s transfer agent with respect to recording purchase and redemption transactions, advising shareholders about the status of their accounts, current yield and dividends declared and such related services as the shareholders or CAT may request. If Columbia WAM or its affiliates choose to make such payment, Columbia WAM shall make all necessary disclosures to the Board, shareholders of the Funds and any other party as may be required by applicable laws, rules and regulations.

(e) Books and Records.

(i) Columbia WAM agrees to maintain such books and records with respect to its services to CAT as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable laws, rules and regulations, and to preserve such records for the periods and in the manner required by such applicable laws, rules or regulations.

(ii) Columbia WAM agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of CAT and shall be surrendered promptly to CAT upon its request, provided, however, that Columbia WAM may maintain copies of all such books and records for regulatory purposes.

(iii) Columbia WAM shall, on behalf of itself and its officers and employees, treat as confidential and hold in the strictest confidence all books, records, accounts and other documents belonging to CAT or pertaining to the business of CAT, and shall not disclose such books, records, accounts and other documents except as specifically authorized by CAT, or as may be necessary in providing services under this Agreement, or as may be required by law. Columbia WAM shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

(f) Status of Columbia WAM. Columbia WAM shall for all purposes herein be deemed to be an independent contractor and not an agent of CAT and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent CAT in any way. Columbia WAM agrees to notify CAT promptly of any change in Columbia WAM’s ownership.

(g) Compliance Matters.

(i) Columbia WAM acknowledges the importance that the Board and its compliance committee place on full legal and regulatory compliance by Ameriprise, Columbia WAM, and all other CAT service providers and their personnel (collectively, “Providers”) and agrees to (i) fully cooperate with the Board, the compliance committee and the CAT Chief Compliance Officer (“CCO”) with all inquiries by CAT concerning such compliance by the Providers and (ii) proactively communicate with the Board, the compliance committee and the CAT CCO concerning material compliance matters and any instance of legal or regulatory non-compliance by the Providers of which Columbia WAM is aware and that Columbia WAM deems to be material. Such cooperation and communication by Columbia WAM will be done after receipt of an inquiry or upon learning of any such legal or regulatory non-compliance.

(ii) Columbia WAM agrees that it is a “service provider” to CAT as contemplated by Rule 38a-1 under the 1940 Act. As such, Columbia WAM agrees to cooperate fully with CAT and its Trustees and officers, including the CCO of CAT, with respect to any and all compliance-related matters. In this regard, Columbia WAM shall:

(1) submit to the Board for its consideration and approval Columbia WAM’s applicable compliance policies and procedures;

(2) submit to the Board for its consideration, annually (and at such other times as CAT may reasonably request), a report (“Report”) fully describing any material amendments to Columbia WAM’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(3) provide periodic reports discussing Columbia WAM’s compliance program and special reports in the event of material compliance matters;

(4) permit CAT and its Trustees and officers to become familiar with Columbia WAM’s operations and understand those aspects of Columbia WAM’s operations that may expose the Funds to compliance risks or lead to a violation by CAT or Columbia WAM of the federal securities laws;

(5) permit CAT and its Trustees and officers to maintain an active working relationship with Columbia WAM’s compliance personnel by, among other things, providing the CCO of CAT and other officers with a specified individual within Columbia WAM’s organization to discuss and address compliance-related matters;

(6) provide CAT and its Trustees and CCO with such certifications as may be reasonably requested; and

(7) reasonably cooperate with CAT’s independent public accountants and take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

(iii) Columbia WAM represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

3.	Administrative Services.

Columbia WAM shall supervise the business and affairs of CAT and each Fund and shall provide such services and facilities as may be required for effective administration of CAT and the Funds as are not provided by employees or other agents engaged by CAT; provided that Columbia WAM shall not have any obligation to provide under this Agreement any services which are the subject of a separate agreement or arrangement between CAT and Columbia WAM, any affiliate of Columbia WAM, or any third party administrator.

4.	Representations and Warranties.

(a)	CAT hereby represents and warrants as follows:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder.

(ii) This Agreement has been duly authorized, executed and delivered by CAT in accordance with all requisite action and constitutes a valid and legally binding obligation of CAT, enforceable in accordance with its terms.

(b)	Columbia WAM represents, warrants and agrees as follows:

(i) Columbia WAM (1) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (2) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (3) has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-

regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (4) has the authority to enter into and perform the services contemplated by this Agreement; and (5) will promptly notify CAT of the occurrence of any event that would disqualify Columbia WAM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. Columbia WAM will also promptly notify CAT if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(ii) Columbia WAM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Board with a copy of such code of ethics, together with evidence of its adoption. No less frequently than annually, or as otherwise requested, the president of Columbia WAM, the CCO of Columbia WAM or a vice-president of Columbia WAM shall certify to the Board and the CCO of CAT that Columbia WAM has complied with the requirements of Rule 17j-1 and Rule 204A-1 since the date of the previous certification and that there has been no material violation of Columbia WAM’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of CAT, Columbia WAM shall permit CAT and its CCO to examine the reports required to be made to Columbia WAM by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to Columbia WAM’s code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder. The CCO of Columbia WAM shall promptly report any material violation of its code of ethics to the Board and to the CCO of CAT.

(iii) Columbia WAM has provided CAT with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to CAT at least annually. Such amendments shall reflect those changes in Columbia WAM’s organizational structure, professional staff or other significant developments affecting Columbia WAM, as required by the Advisers Act.

(iv) Columbia WAM will notify CAT of any assignment of this Agreement or change of control of Columbia WAM, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of each Fund or senior management of Columbia WAM, in each case prior to or promptly after, such change. Columbia WAM agrees that it is responsible for all reasonable expenses of CAT, if any, arising out of an assignment or change in control of Columbia WAM.

(v) Columbia WAM agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(vi) Columbia WAM agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with CAT or any of its respective affiliates in offering, marketing or other promotional materials without the express consent of the CCO of Columbia WAM or his/her designee.

5.	Use of Affiliated Companies and Subcontractors.

In connection with the services to be provided by Columbia WAM under this Agreement, Columbia WAM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Board, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Columbia WAM, provided that Columbia WAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Columbia WAM or such parties.

6.	Expenses to be Paid by CAT.

Except as otherwise provided in this Agreement or any other contract to which CAT is a party, CAT shall pay all expenses incidental to its organization, operations and business, including, without limitation:

(a) all charges of depositories, custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any;

(b) all charges of its administrator, if any;

(c) all charges of legal counsel and of independent auditors;

(d) all compensation of Trustees and officers of CAT other than those who are affiliated persons of Columbia WAM, if any, and all expenses incurred in connection with their services to CAT;

(e) all expenses of preparing, printing and distributing notices, proxy solicitation materials and reports to shareholders of the Funds;

(f) all expenses of meetings of shareholders of the Funds;

(g) all expenses of registering and maintaining the registration of CAT under the 1940 Act and of shares of the Funds under the 1933 Act, including all expenses of preparation, filing and printing of annual or more frequent revisions of CAT’s registration statements under the 1940 Act and 1933 Act, and of supplying each then existing shareholder or beneficial owner of shares of the Funds a copy of each revised prospectus or supplement thereto, and of supplying a copy of the statement of additional information upon request to any then existing shareholder;

(h) all costs of borrowing money;

(i) all expenses of publication of notices and reports to shareholders and to governmental bodies or regulatory agencies;

(j) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, and all stamp or other taxes;

(k) all expenses of printing and mailing certificates for shares of a Fund;

(l) all expenses of bond and insurance coverage required by law or deemed advisable by the Board;

(m) all expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of CAT under any other laws applicable to CAT or its business activities;

(n) all fees, dues and other expenses related to membership of CAT in any trade association or other investment company organization;

(o) any extraordinary expenses; and

(p) any other expenses approved by the Board.

In addition to the payment of expenses, CAT shall also pay all brokers’ commissions and other charges relating to the purchase and sale of portfolio securities for each Fund.

7.	Allocation of Expenses Paid by CAT.

Any expenses paid by CAT that are attributable solely to the organization, operation or business of a Fund or Funds shall be paid solely out of the assets of that Fund or Funds. Any expense paid by CAT that is not solely attributable to a Fund or Funds, nor solely to any other series of CAT, shall be apportioned in such manner as CAT or CAT’s administrator determines is fair and appropriate, or as otherwise specified by the Board.

8.	Expenses to be Paid by Columbia WAM.

Columbia WAM shall furnish to CAT, at Columbia WAM’s own expense, office space and all necessary office facilities, equipment and personnel required to provide its services pursuant to this Agreement. Columbia WAM shall also assume and pay all expenses of placement of securities orders. For the avoidance of doubt, this shall not include any client commissions.

9.	Compensation of Columbia WAM.

For the services to be rendered and the expenses to be assumed and to be paid by Columbia WAM under this Agreement, CAT on behalf of the respective Funds shall pay to

Columbia WAM fees accrued daily and paid monthly at the annual rates (as a percentage of the Fund’s net assets) set out in the attached Schedule B, as the same may be amended by written agreement of the parties from time to time.

The fees attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund. Columbia WAM may, from time to time, voluntarily or contractually undertake to waive fees and/or reimburse certain expenses of the Fund.

10.	Services of Columbia WAM Not Exclusive.

The services of Columbia WAM to CAT under this Agreement are not exclusive, and Columbia WAM shall be free to render similar services to others, upon notice to the Board and so long as its services under this Agreement are not impaired by such other activities. The principal investment management focus and responsibilities of Columbia WAM’s portfolio managers and analysts will be dedicated to CAT and Wanger Advisors Trust.

11.	Services Other Than as Adviser.

Within the limits permitted by law, Columbia WAM or an affiliate of Columbia WAM may receive compensation from CAT for other services performed by it for CAT which are not within the scope of the duties of Columbia WAM under this Agreement, including the provision of brokerage services.

12.	Standard of Care.

To the extent permitted by applicable law, neither Columbia WAM nor any of its partners, officers, agents, employees or affiliates shall be liable to CAT or its shareholders for any loss suffered by CAT or its shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of Columbia WAM or any of its affiliates in the performance of Columbia WAM’s duties under this Agreement, except for liability resulting (i) with respect to acts or omissions in respect of investment activities, from willful misfeasance, bad faith, reckless disregard or gross negligence, and (ii) with respect to all other matters, from bad faith, intentional misconduct or negligence, on the part of Columbia WAM or such affiliate.

13.	Effective Date, Duration and Renewal.

This Agreement shall become effective as of May 1, 2010. Unless terminated as provided in Section 14 below, this Agreement shall continue in effect as to each Fund until July 31, 2011 and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those trustees who are not interested persons of CAT or of Columbia WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or vote of the holders of a “majority of the outstanding shares” of that Fund (which term as used throughout this Agreement shall be construed in accordance with the definition of “vote of a majority of the outstanding voting securities of a company” in Section 2(a)(42) of the 1940 Act).

14.	Termination.

(a) This Agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of that Fund, upon 60 days’ written notice to Columbia WAM. This Agreement may be terminated by Columbia WAM at any time upon 60 days’ written notice to CAT. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act). Notwithstanding the foregoing, this Agreement may also be terminated without penalty for cause pursuant to paragraph (b) below.

(b) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, CAT may terminate this Agreement for cause immediately at any time. For purposes of this Section 14, “cause” shall mean:

(i) with respect to acts or omissions in respect of investment activities, willful misfeasance, bad faith, reckless disregard or gross negligence, on the part of Columbia WAM in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii) with respect to all other matters, bad faith, intentional misconduct or negligence on the part of Columbia WAM in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(iii) a material breach of this Agreement that has not been promptly remedied following written notice of such breach from the non-breaching party;

(iv) in the event Columbia WAM is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against Columbia WAM which result in a determination that Columbia WAM has violated, or has caused CAT to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by CAT of which Columbia WAM had knowledge (it being understood that Columbia WAM is deemed to have knowledge of all investment restrictions, policies or procedures set forth in CAT’s public filings or otherwise provided to Columbia WAM); or

(v) financial difficulties on the part of Columbia WAM or its affiliates which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c) Deliveries Upon Termination. Upon termination of this Agreement, Columbia WAM agrees to reasonably cooperate in the orderly transfer of its advisory duties and shall deliver to CAT or as otherwise directed by CAT all records and other documents made or accumulated in the performance of its duties for CAT hereunder. Further, Columbia WAM agrees to continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that CAT uses all reasonable commercial efforts to appoint such replacement on a timely basis. In the event of such termination, Columbia WAM shall timely deliver all books and records, including electronic data, that is the property of CAT in a commercially reasonable manner at no additional cost to CAT. However, CAT shall be responsible for (1) all additional expenses in connection with the services provided by Columbia WAM or an affiliate not covered by this Agreement, and (2) all expenses, not related to services provided under this Agreement, in connection with the transition to the appointed replacement.

15.	Amendment.

This Agreement may be amended in accordance with the 1940 Act.

16.	Non-Liability of Trustees and Shareholders.

A copy of the declaration of trust of CAT is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of CAT by its officers as officers and not individually. All obligations of CAT hereunder shall be binding only upon the assets of CAT (or the appropriate Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of CAT. Neither the authorization of any action by the Trustees or shareholders of CAT nor the execution of this Agreement on behalf of CAT shall impose any liability upon any trustee, officer or shareholder of CAT.

17.	Use of Manager’s Name.

CAT may use the name “Columbia” or any other name derived from the name “Columbia” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization that shall remain affiliated with Ameriprise, and shall have succeeded to the business of Columbia WAM as investment adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, CAT will (by amendment of its agreement and declaration of trust if necessary) cease to use any name derived from the name “Columbia” or otherwise connected with Columbia WAM, or with any organization that shall have succeeded to Columbia WAM’s business as investment adviser.

18.	Disaster Recovery Plan.

(a) Columbia WAM warrants and represents that it:

(i) has reasonably designed disaster recovery plans;

(ii) has implemented various procedures and systems with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records and other data of CAT, and Columbia WAM’s equipment, facilities and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(iii) upon request of CAT, Columbia WAM shall provide evidence of its disaster recovery plan.

(b) Columbia WAM shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to CAT and the Board no less than annually regarding such maintenance and testing. Upon the request of CAT, Columbia WAM shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Columbia WAM shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Columbia WAM’s reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

(c) In the event of a Force Majeure Event, Columbia WAM shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

19.	Confidentiality.

All information and advice furnished by Columbia WAM to the Funds under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Funds to Columbia WAM under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Funds, or where CAT requests or authorizes Columbia WAM to do so. Columbia WAM may share information with its affiliates in accordance with CAT’s privacy policy and other relevant policies in effect from time to time.

20.	Notices.

Any notice, demand, change of address or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient as follows (or at such other address or addresses as a party may provide to the other from time to time, by notice):

If to Columbia WAM:

Columbia Wanger Asset Management, LLC

Attention: Bruce H. Lauer

227 West Monroe Street, Suite 3000

Chicago, Illinois 60606

Telephone: 312.634.9200

Facsimile: 312.634.0016

with a copy to:

Scott R. Plummer

Vice President and Chief Counsel, Asset Management

Ameriprise Financial, Inc.

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Telephone: 612.671.1947

Facsimile: 612.671.3767

If to CAT:

Columbia Acorn Trust

Attention: Charles P. McQuaid

227 West Monroe Street, Suite 3000

Chicago, Illinois 60606

Telephone: 312.634.9200

Facsimile: 312.634.1919

with a copy to:

K&L Gates LLP

Attention: Mary C. Moynihan

1601 K Street, N.W.

Washington, D.C. 20006

Telephone: 202 778-9058

Facsimile: 202 778-9100

Drinker Biddle & Reath LLP

Attention: Diana E. McCarthy

One Logan Square, Suite 2000

Philadelphia, PA 19013

Telephone: 215 988-1146

Facsimile: 215 988-2757

All notices shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the fifth business day following the deposit thereof in the mail and, if given by facsimile or other electronic medium, on the day of transmittal thereof (upon electronic confirmation of receipt thereof).

21.	Governing Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois and the laws of the United States of America applicable to contracts executed and to be performed therein, without regard to conflict of laws principles thereof.

22.	Survival.

All provisions herein regarding indemnification, liability, confidentiality and governing law shall survive the termination of this Agreement.

[signature page follows]

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first written above.

COLUMBIA ACORN TRUST on behalf of its series listed on Schedule A

By:	/s/ Bruce H. Lauer
Name: Bruce H. Lauer Title: Vice President, Secretary and Treasurer

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ Charles P. McQuaid
Name: Charles P. McQuaid Title: President

Schedule A

Series of CAT

Columbia Acorn Fund

Columbia Acorn International

Columbia Acorn USA

Columbia Acorn Select

Columbia Acorn International Select

Columbia Thermostat Fund

Columbia Acorn European Fund

Columbia Acorn Emerging Markets Fund

Last Approved by the Board: March 2, 2011, effective as of [August 22, 2011]

Schedule B

Compensation of Columbia WAM

Columbia Acorn Fund

Assets	Rate of Fee

Up to $700 million	0.740%
$700 million to $2 billion	0.690%
$2 billion to $6 billion	0.640%
$6 billion and over	0.630%

Columbia Acorn International

Assets	Rate of Fee

Up to $100 million	1.190%
$100 million to $500 million	0.940%
$500 million and over	0.740%

Columbia Acorn USA

Assets	Rate of Fee

Up to $200 million	0.940%
$200 million to $500 million	0.890%
$500 million to $2 billion	0.840%
$2 billion to $3 billion	0.800%
$3 billion and over	0.700%

Columbia Acorn Select

Assets	Rate of Fee

Up to $700 million	0.850%
$700 million to $2 billion	0.800%
$2 billion to $3 billion	0.750%
$3 billion and over	0.700%

Columbia Acorn International Select

Assets	Rate of Fee

Up to $500 million	0.940%
$500 million and over	0.900%

Columbia Thermostat Fund

All Assets	0.100%

Columbia Acorn European Fund

Assets	Rate of Fee

Up to $100 million	1.190%
$100 million to $500 million	0.940%
$500 million and over	0.740%

Columbia Acorn Emerging Markets Fund

Assets	Rate of Fee

Up to $100 million	1.250%
$100 million to $500 million	1.000%
$500 million and over	0.800%

Last Approved by the Board: March 2, 2011, effective as of [August [    ], 2011]